NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium Obtains Issuer Bid Exemption Order to Permit Purchases by Way of Private Agreement

August 24, 2015

CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) (“Agrium” or the “Corporation”) today announced it has received an issuer bid exemption order dated August 21, 2015 (the “Order”) from the Ontario Securities Commission permitting it to make private agreement purchases of Agrium’s common shares (“Common Shares”) from an arm’s length third-party seller under the Corporation’s existing Normal Course Issuer Bid (“NCIB”). All Common Shares purchased pursuant to the Order will be cancelled.

Under the NCIB, Agrium will pay the market price at the time of acquisition for any Common Shares purchased through the TSX, the NYSE or alternative trading platforms or otherwise as may be permitted by applicable securities laws and regulations. Pursuant to the Order, however, any private purchases of Common Shares made under the NCIB will be at a discount to the prevailing market price, may be made in one or more tranches, and will reduce the number of Common Shares Agrium is permitted to purchase under the NCIB. The purchases must otherwise comply with the terms of the Order, including that only one such purchase is permitted per calendar week, the purchases cannot occur after November 30, 2015, and the total number of Common Shares which may be purchased from the selling shareholder referenced in the Order is limited to 1,140,000. The Order further stipulates that the maximum number of Common Shares which may be purchased by way of all such private agreements pursuant to the Order and any similar order granted cannot exceed 2,395,288 during the currency of Agrium’s NCIB, being one-third of 7,185,866, which is the total number of Common Shares which may be purchased under the NCIB. Agrium was previously granted an issuer bid exemption order by the Ontario Securities Commission on June 12, 2015 permitting Agrium to make private agreement purchases of up to 1,175,000 of its Common Shares from an arm’s-length third-party seller. To date, Agrium has purchased all 1,175,000 Common Shares under such order.

Information regarding each private purchase, including the number of Common Shares purchased and aggregate price paid, will be available on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com following its completion.

About Agrium

Agrium Inc. is a major producer and distributor of agricultural products and services in North America, South America, Australia and Egypt through its agricultural retail-distribution and wholesale nutrient businesses. Agrium supplies growers with key products and services such as crop nutrients, crop protection, seed, and agronomic and application services, thereby helping to meet the ever growing global demand for food and fiber. Agrium produces nitrogen, potash and phosphate fertilizers, with a combined wholesale nutrient capacity of over nine million tonnes and with competitive advantages across all product lines. Agrium retail-distribution has an unmatched network of close to 1,500 facilities and over 3,000 crop consultants. We partner with over half a million grower customers globally to help them increase their yields and returns on more than 50 different crops. With a focus on sustainability, the company strives to improve the communities in which it operates through safety, education, environmental improvement and new technologies such as the development of precision agriculture and controlled release nutrient products. Agrium is focused on driving operational excellence across our businesses, pursuing value-enhancing growth opportunities and returning capital to shareholders.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements, including statements regarding potential purchases of Common Shares for cancellation under Agrium’s NCIB and the Order.

These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements. All of the forward-looking statements are qualified by the assumptions that are stated or inherent in such forward-looking statements.

Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: agricultural, financial and general economic, market and business conditions, and direct and indirect impacts upon our business performance, earnings and free cash flow, and other risk factors detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Louis Brown, Analyst, Investor Relations

(403) 225-7761

Contact us at: www.agrium.com